Exhibit 5.1

May 23, 2016

Midland States Bancorp, Inc.

1201 Network Centre Drive

Effingham, Illinois 62401

Ladies and Gentlemen:

We have acted as special counsel to Midland States Bancorp, Inc., an Illinois corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-210683) (as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the issuance and sale by the Company and the sale by the selling shareholders identified in the Registration Statement (the “Selling Shareholders”) of up to an aggregate of 4,452,800 shares of the Company’s common stock, par value $0.01 per share (together with any additional shares of such common stock that may be issued and/or sold by the Company and the Selling Shareholders pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement, the “Shares”), up to 3,625,052 of which are being offered by the Company (including up to 580,800 Shares issuable upon exercise of an over-allotment option granted by the Company), and 827,748 of which are being offered by the Selling Shareholders.  The Shares are to be sold pursuant to an underwriting agreement to be entered into by and among the Company, the Selling Shareholders and the underwriters named therein, the form of which has been filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).  This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein.

For the purposes of providing the opinions contained herein, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary.  In our examination, we have assumed the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

This opinion is limited to the laws of the State of Illinois.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that:

1.  When the Pricing Committee of the Board of Directors of the Company has taken all necessary corporate action to approve the issuance of the Shares, and upon payment and delivery

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in accordance with the Underwriting Agreement, the Shares to be issued and sold by the Company will be validly issued, fully paid and nonassessable; and

2.  The Shares to be sold by the Selling Shareholders are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.  We further consent to the incorporation by reference of this opinion letter and consent into any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Shares.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Barack Ferrazzano Kirschbaum & Nagelberg LLP